EXHIBIT 99.1

The Joint Corp. Provides Updates on the June 30, 2023 SEC 10-Q Filing

SCOTTSDALE, Ariz., Sept. 06, 2023 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, announced the company intends to restate previously issued audited financial statements as of and for the year ending December 31, 2022 contained in the Annual Report on Form 10-K for the year ended December 31, 2022 and the unaudited interim financial statements contained in the Quarterly Reports on Form 10-Q for the quarters and cumulative periods ended June 30, 2022, and September 30, 2022 (the “Previously Issued Financial Statements”) related to the reacquisition of regional developer rights and transfer pricing adjustments for the Company’s variable interest entities.

Background and Determination

The Company enters into agreements with its regional developers (the “RD Agreements”). Under each RD Agreement, the Company sells to each of its regional developers the exclusive rights to open a minimum number of clinics in a defined territory (the “Regional Developer Rights”). Upon entering into each RD Agreement, the regional developer pays the Company an upfront fee for such Regional Developer Rights. Each regional developer helps the Company to identify and qualify potential new franchisees in its territory and assists the Company in providing field training, clinic openings and ongoing support. In return, the Company shares with the regional developer part of the initial upfront franchise fee paid to the Company by new franchisees in the regional developer’s protected territory and pays the regional developer 3% of the 7% ongoing royalties the Company collects from the franchisees in the regional developer’s protected territory. From time to time, the Company has re-acquired Regional Developer Rights from certain of its regional developers.

Historically, the Company has recorded the re-acquired Regional Developer Rights as an intangible asset and amortized the re-acquired Regional Developer Rights over the contractual terms under the RD Agreement remaining at the time of the re-acquisition. The Company has concluded that this treatment was incorrect in accordance with U.S. GAAP. The Company should not have capitalized the re-acquired Regional Developer Rights but instead should have recognized the full cost of the re-acquisition as an expense in the respective period. In addition, the Company has historically recorded the upfront fee paid by the regional developer as a deferred liability, which was then recognized ratably to revenue as the regional developer performed various service obligations. The amended treatment will still defer the upfront payment, but the deferred liability will be ratably recognized against cost of revenue as an offset against future commissions.

Additionally, the Company files standalone Federal corporate and State tax returns as well as city income and franchise tax returns for itself and its four variable interest entities (“VIEs") which it controls under its corresponding management agreements. The four VIEs were set up due to the various States’ regulatory and legal requirements. The Joint Corp has management agreements with each of the four VIEs (“PCs or professional corporations”).

The Company has historically charged the VIEs a management fee for the benefit of the Company providing non-clinical administrative services needed by the professional corporation chiropractic practice. However, the standalone professional corporations have not historically been profitable from an income tax perspective and are fully valuing their deferred tax assets and related attributes for ASC 740 purposes. As such, the Company has initiated a review of its transfer pricing with the VIEs.

The economic compensation or profitability resulting from an intercompany transaction between two or more parties is based on each party’s relative contribution to the economic activity under analysis. Or stated in transfer pricing terms, the economic compensation or profitability from an intercompany transaction is based on each party’s functions performed, risks assumed, and assets employed in the activity.

Overall, the PCs earned annual losses were not consistent with their function, risk, and asset profile for transfer pricing. As such, the Company has estimated transfer pricing adjustments which were computed based on assumed targets of profitability. The resulting operating profit, after incorporating estimated transfer pricing adjustments, were further used as a means for computing overall potential tax exposure and correlative benefit.

The Company plans to restate and reissue the Previously Issued Financial Statements to reflect the revised method of accounting for the re-acquired Regional Developer Rights and transfer pricing adjustments. The Company intends to file as soon as practical a 10-K/A, which will contain the restated Previously Issued Financial Statements utilizing the correct methods of accounting. Based on the Company’s preliminary estimates, the Company will also revise and reissue the financial statements for the year ended December 31, 2021, and the quarters and cumulative periods ended March 31, 2021, June 30, 2021 and September 30, 2021 (the “2021 Financial Statements”) in the 10-K/A in order to make meaningful comparisons of the Previously Issued Financial Statements to the 2021 Financial Statements. While the Company currently anticipates that the changes to the 2021 Financial Statements will not be material in the aggregate, it is possible the conclusion with respect to the materiality of the errors on the 2021 Financial Statements will change upon finalizing the revised amounts.

Additionally, going forward, the Company will utilize the amended methods of accounting for any financial statements in newly-issued periodic reports. The Company intends to file its quarterly report on Form 10-Q for the quarter ended June 30, 2023 (the “2023 Q2 10-Q”) as soon as practicable after the filing of its 10-K/A. The six month period ended June 30, 2023 included in the 2023 Q2 10Q will include revised results of operations for the period ended March 31, 2023 for purposes of comparison. However, the Company anticipates that the changes to the financial statements for the quarter ended March 31, 2023 will not be material in the aggregate.

The Company is also evaluating the impact of the identified errors on its internal control over financial reporting and disclosure controls and procedures. Although the evaluation is not yet complete, the Company expects it will result in one or more material weaknesses in the Company’s internal control over financial reporting and that its disclosure controls and procedures were ineffective during the applicable periods related to the Previously Issued Financial Statements. The Company continues to evaluate and implement remedial measures to address such material weaknesses.

Estimated Non-cash Impact

The Company is in the process of, but has not yet completed, its determination of the degree to which these errors will have an effect on the Company’s Previously Issued Financial Statements. Based on its review to date, the following preliminary estimated impact of the identified errors on the Previously Issued Annual Financial Statements are management’s current estimates of the impact and are subject to change in connection with the completion of the restatements.

For the year ended December 31, 2022 the annual impact of the re-acquired Regional Developer Rights to the historical period will be:

  An estimated reduction of total revenue of approximately $0.7M, with an offsetting adjustment to Cost of Revenue of the same $0.7M.
  An estimated reduction in Depreciation and Amortization expenses of approximately $1.0M, and an increase in General & Administrative expenses of approximately $2.2M.
  Resulting in an estimated reduction of Net Income by $1.2M or $0.9M net of income taxes.

For the year ended December 31, 2022 the annual impact of the transfer pricing adjustments to the historical period will be:

  An estimated income tax benefit of $0.3M.

Therefore, the total aggregated impact of both the re-acquired Regional Developer Rights and transfer pricing adjustments for the year ended December 31, 2022 would be a reduction to net income of approximately $0.6M.

The Company estimates that these impacts would result in no change to Adjusted EBITDA for the period, or to cash, cash equivalents and restricted cash as of December 31, 2022.

Second Quarter 2023 Conference Call

Management intends to hold a conference call to discuss the results for the quarter ending June 30, 2023 shortly after filing the Form 10-Q for the period ending June 30, 2023 with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements, including expectations about the timing of the completion and filing of the 10-K/A and the Quarterly Report on Form 10-Q for the period ended June 30, 2023 and the anticipated effects of the errors on the Previously Issued Financial Statements, are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the probable breach of certain covenants in our credit facility arising out of our SEC filing delinquency, which could result in an event of default, allowing our lender to terminate its commitments under the credit facility and require the immediate payment of all principal and interest due if we fail to secure a waiver from the lender; increases in our borrowing costs under our credit facility, given that borrowings under the credit facility bear interest at rates tied to certain rising benchmark interest rates; state laws limiting the use our business model, including prohibitions on advance payment for chiropractic services, which recently caused us to elect not to offer franchises in South Dakota and Wyoming; increased costs to comply with a new SEC reporting rule enhancing and standardizing disclosures regarding cybersecurity incidents and cybersecurity risk management, the factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023 and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 900 locations nationwide and over 12 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times “Top 500+ Franchises” and Entrepreneur’s “Franchise 500” lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review’s “Top Franchise for 2023,” “Most Profitable Franchises” and “Top Franchises for Veterans” ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail.

For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com